Exhibit 99.3

Introductory Note to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

The following unaudited pro forma combined condensed consolidated statements of financial condition at December 31, 2013 and the unaudited pro forma combined condensed consolidated statements of income for the year ended December 31, 2013 give effect to the acquisition of Britton & Koontz Capital Corporation (“Britton & Koontz”) by Home Bancorp, Inc. (the “Company”) which was completed on February 14, 2014 (the “Merger”). The unaudited pro forma combined condensed financial information is set forth as if the Merger was completed on January 1, 2013 with respect to financial condition data and operations data.

The unaudited pro forma combined condensed consolidated financial statements give effect to the Merger as a business combination under U.S. generally accepted accounting principles (“GAAP”). Accordingly, all assets and liabilities were recorded at fair value. The fair value calculation for loans included adjustments for credit losses on impaired and non-impaired loans. Therefore, no allowance for loan losses was carried over.

While the recording of the acquired loans at their estimated fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma combined condensed consolidated statement of income for the year ended December 31, 2013 we assumed no adjustments to the historic amount of Britton & Koontz’s losses. If such an adjustment were estimated, there could be a change in the historic amounts of Britton & Koontz’s losses presented.

The pro forma financial information includes estimated adjustments to record assets and liabilities of Britton & Koontz at their respective fair values and represents the Company’s estimates based on available information. Any differences between the purchase price for Britton & Koontz and the fair value of the identifiable net assets acquired have been recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by the Company in connection with the acquisition will be amortized to expense over their estimated useful lives.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after we complete further analyses under GAAP with respect to the fair value of Britton & Koontz’s tangible and identifiable intangible assets and liabilities as of the date the Merger was completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the Company’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The Company anticipates that the Merger will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of Britton & Koontz. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined condensed consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of the Company and Britton & Koontz.

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of the Company’s common stock or the actual or future results of operations of the Company for any period. Actual results may be materially different than the pro forma information presented herein.

HOME BANCORP INC. AND SUBSIDIARY

Unaudited Pro Forma Combined Condensed Consolidated Statement of Condition

	At December 31, 2013
	Home Bancorp Historical	Britton & Koontz Corporation Historical	Pro Forma Acquisition Adjustments		Combined Pro Forma (1)
Assets
Cash and cash equivalents	$35,578,900	$14,609,099	$(34,514,841	) (2)	$15,673,158
Investment securities	159,036,943	97,525,106	1,033,090	(3)	257,595,139
Loans receivable, net	702,489,453	174,815,865	(7,106,647	) (4)	870,198,671
Goodwill	856,320	—	62,322	(5)	918,642
Office properties and equipment, net	30,702,635	6,563,301	(924,487	) (6)	36,341,449
Cash surrender value of bank-owned life insurance	17,750,604	1,042,575	2,411		18,795,590
Other assets	37,826,103	6,927,215	4,040,005	(7)	48,793,323

Total assets	$984,240,958	$301,483,161	$(37,408,147)		$1,248,315,972

Liabilities
Deposits	$741,312,416	$219,632,680	$185,833	(8)	$961,130,929
Borrowings	97,000,000	35,966,063	1,079,427	(9)	134,045,490
Other liabilities	4,019,013	7,195,911	15,100	(10)	11,230,024

Total liabilities	842,331,429	262,794,654	1,280,360		1,106,406,443
Shareholders’ Equity	141,909,529	38,688,507	(38,688,507)		141,909,529

Total liabilities and shareholders’ equity	$984,240,958	$301,483,161	$(37,408,147)		$1,248,315,972

(1)	Assumes the acquisition of Britton & Koontz Capital Corporation was completed on January 1, 2013. Historical information is derived from each company’s audited financial statements.
(2)	Represents the aggregate cash consideration paid in the transaction of $16.14 per outstanding share of Britton & Koontz Capital Corporation.
(3)	Represents the market value adjustments of Britton & Koontz Capital Corporation’s investments based on their market values and credit quality exposure.
(4)	Represents the elimination of Britton & Koontz Capital Corporation’s allowance for loan losses and the fair value adjustment of Britton & Koontz Capital Corporation’s loans to their estimated fair value based on expected cash flows and includes an estimation of expected future loan losses.
(5)	Represents consideration paid in excess of the fair value of assets acquired less liabilities assumed.
(6)	Represents the fair value adjustment of Britton & Koontz Capital Corporation’s office properties and equipment.
(7)	Represents the core deposit intangible related to acquired deposits, the recognition of a deferred income tax asset associated with fair value adjustments and other asset adjustments. The core deposit intangible was recorded as an identifiable intangible asset, and the related amortization adjustment was based upon an expected life of fifteen years using a sum-of-the-years-digits method.
(8)	Represents the fair value of certificates of deposit acquired based on current interest rates for similar instruments. The adjustment will be recognized using a level yield amortization method based on maturities of the deposit liabilities.
(9)	Represents the fair value of FHLB and other borrowings acquired at various terms and maturities. The adjustment will be recognized using a level yield amortization method based on maturities of the borrowings.
(10)	Represents the accrual of Britton & Koontz Capital Corporation’s expenses not accrued at closing.

The following table provides the calculation of the purchase price used in the pro forma financial statements:

Allocation of purchase price:
Common stock (2,138,466 shares at $16.14 per share)	$34,514,841
Net assets acquired (book value)	(37,850,955)

Purchase price less than book value	(3,336,114)

Allocated to:
Investment securities	$1,033,090
Core deposit intangible	3,029,603
Loans	(7,106,647)
Office properties and equipment, net	(924,487)
Other real estate owned	(871,000)
Deferred income tax asset	1,829,927
Other assets	891,438
Deposits	(185,833)
Borrowings (Federal Home Loan Bank advances and other borrowings)	(1,079,427)
Britton & Koontz Capital Corporation liabilities accrued after closing	(15,100)

Total allocations	(3,398,436)

Purchase price less allocation to identifiable assets and liabilities (goodwill)	$62,322

HOME BANCORP INC. AND SUBSIDIARY

Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations

	For the Year Ended December 31, 2013
	Home Bancorp Historical	Britton & Koontz Capital Corporation Historical	Pro Forma Acquisition Adjustments		Combined Pro Forma (1)

Interest income	$43,720,509	$11,531,014	$885,812	(2)	$56,137,335
Interest expense	3,502,908	1,940,499	(869,574	) (3)	4,573,833

Net interest income	40,217,601	9,590,515	1,755,386		51,563,502
Provision for loan losses	3,652,694	—	—		3,652,694

Net interest income after provision for loan losses	36,564,907	9,590,515	1,755,386		47,910,808
Noninterest income	7,669,849	2,901,291	—		10,571,140
Noninterest expense	33,204,696	11,702,643	470,408	(4)	45,377,747
Income taxes	3,736,138	(138,478)	449,742	(5)	4,047,402

Net income	$7,293,922	$927,641	$835,236		$9,056,799

Weighted average common shares outstanding
Basic	6,591,110	2,138,466			6,591,110
Diluted	6,908,074	2,140,258			6,908,074
Earnings per share:
Basic	$1.11	$0.43	$—		$1.37

Diluted	$1.06	$0.43	$—		$1.31

(1)	Assumes the acquisition of Britton & Koontz Capital Corporation was completed on January 1, 2013 for the pro forma statement of operations for the year ended December 31, 2013. Historical information is derived from each company’s audited financial statements as filed in the Form 10-K, where applicable.
(2)	Represents accretion and amortization of the fair value adjustments to loans utilizing the interest method over their estimated lives.
(3)	Represents accretion and amortization of the fair value adjustments to deposits and borrowings utilizing the interest method over the estimated lives of the interest-bearing liabilities.
(4)	Represents amortization of the core deposit intangible.
(5)	The adjustment reflects the tax effect of the pro forma accretion and amortization of the fair value adjustments at an effective income tax rate of 35%.